Issuer Free Writing Prospectus, dated November 10, 2025

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration No. 333-283755

LYB International Finance III, LLC

$500,000,000 5.125% Guaranteed Notes due 2031

$1,000,000,000 5.875% Guaranteed Notes due 2036

Pricing Term Sheet dated November 10, 2025

Issuer:	LYB International Finance III, LLC
Parent Guarantor:	LyondellBasell Industries N.V.
Security Description:	$500,000,000 5.125% Guaranteed Notes due 2031 (the “2031 Notes”) $1,000,000,000 5.875% Guaranteed Notes due 2036 (the “2036 Notes” and, together with the 2031 Notes, the “Notes”)
Distribution:	SEC-registered
Principal Amount:	2031 Notes: $500,000,000 2036 Notes: $1,000,000,000
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB (negative / negative / stable)
Coupon:	2031 Notes: 5.125% 2036 Notes: 5.875%
Public Offering Price:	2031 Notes: 99.806% of the principal amount 2036 Notes: 99.279% of the principal amount
Yield to Maturity:	2031 Notes: 5.165% 2036 Notes: 5.968%
Benchmark:	2031 Notes: UST 3.625% due October 31, 2030 2036 Notes: UST 4.250% due August 15, 2035
Spread to Benchmark:	2031 Notes: +145 basis points 2036 Notes: +185 basis points

Benchmark Treasury Price / Yield:	2031 Notes: 99-19 / 3.715% 2036 Notes: 101-01+ / 4.118%
Trade Date:	November 10, 2025
Settlement Date**:	November 13, 2025 (T+2)
Maturity Date:	2031 Notes: January 15, 2031 2036 Notes: January 15, 2036
Record Date:	January 1 and July 1 of each year
Interest Payment Dates:	January 15 and July 15 of each year
First Interest Payment Date:	July 15, 2026
Optional Redemption:
Make-Whole Call:	2031 Notes: T+25 basis points (at any time before December 15, 2030) 2036 Notes: T+30 basis points (at any time before October 15, 2035)
Par Call:	2031 Notes: At any time on or after December 15, 2030 2036 Notes: At any time on or after October 15, 2035
Change of Control Triggering Event:	Puttable at 101% of principal plus accrued and unpaid interest, if any
Denominations/Multiple:	$2,000 / $1,000
CUSIP / ISIN:	2031 Notes: 50249A AQ6/ US50249AAQ67 2036 Notes: 50249A AR4/ US50249AAR41
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC BofA Securities, Inc. Mizuho Securities USA LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

ING Financial Markets LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

UniCredit Capital Markets LLC

Scotia Capital (USA) Inc.

Goldman Sachs & Co. LLC

PNC Capital Markets LLC

Santander US Capital Markets LLC

Standard Chartered Bank

TD Securities (USA) LLC

Truist Securities, Inc.

Academy Securities, Inc.

BNY Mellon Capital Markets, LLC

Loop Capital Markets LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

**Note: It is expected that delivery of the Notes will be made against payment therefor on or about November 13, 2025, which will be the second business day following the date of the pricing of the Notes (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day preceding the date of delivery of the Notes will be required, by virtue of the fact that the Notes will initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the business day preceding the date of delivery of the Notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC that are incorporated into the prospectus supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611 or J.P. Morgan Securities LLC at 1-212-834-4533.

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